Exhibit 99.1

CTG Declares Quarterly Dividend

BUFFALO, N.Y., May 6, 2016 — CTG (NASDAQ:CTG), an information technology (IT) solutions and services company, today announced that its board of directors has declared a $0.06 per share dividend on the Company’s common stock outstanding, payable in cash on July 6, 2016, to shareholders of record on June 22, 2016.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by nearly 50 years of experience and proprietary methodologies, CTG has a proven track record of delivering high-value, industry-specific staffing services and solutions to its clients. CTG operates in North America and Western Europe, and regularly posts news and other important information online at www.ctg.com.

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7244